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[LOGO]                                                                 EXHIBIT 5

November 21, 1997
Board of Directors
General Host Corporation
One Station Place
Stamford, CT 06902
Members of the Board:

You have asked us to advise you with respect to the fairness from a financial point of view to the stockholders of General Host Corporation (the "Company") of the consideration to be received by such stockholders pursuant to the terms of a proposed agreement and plan of merger (the "Merger Agreement") between Cyrus Acquisition Corp. (the "Purchaser"), a company organized by The Cypress Group L.L.C., and the Company. Pursuant to the Merger Agreement, the Purchaser will commence a tender offer (the "Offer") for all of the issued and outstanding shares of common stock, par value $1.00 per share, of the Company (the "Company Common Stock") at $5.50 per share in cash. Following the Offer, the Purchaser will be merged with and into the Company (the "Merger") and, in connection therewith, each share of Company Common Stock other than shares owned by the Purchaser and Dissenting Shares (as defined in the Merger Agreement) will be converted into the right to receive $5.50 per share in cash or any higher price that may be paid pursuant to the Offer. The Merger Agreement requires the Company to commence a tender offer as soon as practicable for its 11 1/2% senior notes due 2002 (the "Debt Offer").

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as a draft dated November 20, 1997 of the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and have met with the Company's management to discuss the business and prospects of the Company.

We have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and we have considered the financial terms of certain other business combinations and other transactions that have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities
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[LOGO]                                                        Board of Directors

                                                               November 21, 1997

Page 2

(contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to the Company in connection with the Offer and the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Offer. We also will act as co-dealer manager for the Debt Offer. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Offer and the Merger, does not constitute a recommendation to any holder of Company Common Stock as to whether or not such holder should tender shares pursuant to the Offer or how such holder should vote on the Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the cash consideration to be received by the holders of Company Common Stock in the Offer and the Merger is fair from a financial point of view to such holders.

Very truly yours,
CREDIT SUISSE FIRST BOSTON CORPORATION